AS FILED WITH THE SECURITIES AND EXCHANGE
                          COMMISSION ON OCTOBER 6, 2000

                                                  S-4 REGISTRATION NO. 333-41292

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                 AMENDMENT NO. 2
                                       to
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    Windsor Woodmont Black Hawk Resort Corp.
                      ------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Colorado
                                    ---------
                          (State or other jurisdiction
                        of incorporation or organization)
                                      7993
                  --------------------------------------------
            (Primary Standard Industrial Classification Code Number)
                                   75-2740870
                       -----------------------------------
                      (I.R.S. Employer Identification No.)

             12160 North Abrams Road, Suite 516, Dallas, Texas 75243
                                 (214) 575-8757
             -------------------------------------------------------
              (Address, including ZIP Code, and telephone number,
        including area code, of registrant's principal executive offices)

                           Daniel P. Robinowitz, CEO,
                       12160 North Abrams Road, Suite 516,
                               Dallas, Texas 75243
                                 (214) 575-8757
             -------------------------------------------------------
            (Name, address, including ZIP Code, and telephone number,
                                 including area
                          code, of agent for service)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 426(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                                     Calculation of Registration Fee
 -----------------------------------------------------------------------------------------------------------------
                                                          Proposed maximum      Proposed maximum        Amount of
Title of each class of                     Amount to be    offering price      aggregate offering     registration
securities to be registered                 registered       per unit(1)            price(1)               fee
---------------------------                 ----------       -----------            --------          ------------
13% First Mortgage Notes due 2005          $100,000,000       100%                 $100,000,000         $26,400(2)

Total registration fee                                                                                  $26,400(2)
------------------------------------------------------------------------------------------------------------------


(1)      Estimated solely for the purpose of calculating the registration fee.
(2)      Previously paid with July 12, 2000 filing.

     The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.


     This Amendment No. 2 to the registration statement on Form S-4 of Windsor Woodmont Black Hawk Resort Corp. amends Part II only and makes no changes to the prospectus included in the registration statement.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Twelfth, Section 3 of the First Amended and Restated Articles of Incorporation of Windsor Woodmont Black Hawk Resort Corp., included herewith as
Exhibit 3.1, provides for the indemnification of Windsor Woodmont Black Hawk Resort Corp.'s officers and directors to the full extent permitted by Colorado law. The officers and directors are indemnified under various provisions of the Colorado Business Corporation Act, which provide for the indemnification of officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which such persons shall be determined not to have acted in good faith and in the best interests of Windsor Woodmont Black Hawk Resort Corp. With respect to matters as to which Windsor Woodmont Black Hawk Resort Corp.'s officers and directors and others are determined to be liable for misconduct or negligence, including gross negligence, in the performance of their duties to Windsor Woodmont Black Hawk Resort Corp., Colorado law provides for indemnification only to the extent that the court in which the action or suit is brought determines that such person is fairly and reasonably entitled to indemnification for which the court deems proper.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors or persons controlling Windsor Woodmont Black Hawk Resort Corp. pursuant to the foregoing, Windsor Woodmont Black Hawk Resort Corp. has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

     In accordance with the laws of the State of Colorado, Windsor Woodmont Black Hawk Resort Corp.'s Bylaws authorize indemnification of a director, officer, employee or agent of Windsor Woodmont Black Hawk Resort Corp. for expenses incurred in connection with any action, suit, or proceeding to which he or she is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his or her duty. In addition, even a director, officer, employee, or agent of Windsor Woodmont Black Hawk Resort Corp. who was found liable for misconduct or negligence in the performance of his or her duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the issuing company in accordance with the foregoing provisions, Windsor Woodmont Black Hawk Resort Corp. has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits: A list of exhibits filed with this registration statement is contained in the index to exhibits, which is incorporated by reference.

     (b) Financial Statement Schedules: None required or applicable.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

       (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

       (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the corporation being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the above-named registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on the 3rd day of October, 2000.

                          WINDSOR WOODMONT BLACK HAWK RESORT CORP.

                          By: /s/ Daniel P. Robinowitz
                              --------------------------------------------------
                                  Daniel P. Robinowitz, Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on October 3, 2000.

        Signature                      Title                         Date
        ---------                      -----                         ----

/s/ Daniel P. Robinowitz         Chairman of the Board,         October 3, 2000
------------------------         President and Chief
Daniel P. Robinowitz             Executive Officer

/s/ Irving C. Deal               Vice Chairman of the Board     October 3, 2000
------------------------
Irving C. Deal

/s/ Michael L. Armstrong         Executive Vice President,      October 3, 2000
------------------------         Chief Financial Officer,
Michael L. Armstrong             Treasurer and Assistant Secretary
                                 (principal accounting officer)

/s/ Donald J. Malouf             Secretary and Director         October 3, 2000
------------------------
Donald J. Malouf

/s/ Craig F. Sullivan            Director                       October 3, 2000
------------------------
Craig F. Sullivan

/s/ Jerry L. Dauderman           Director                       October 3, 2000
------------------------
Jerry L. Dauderman

/s/ Jess Ravich                  Director                       October 3, 2000
------------------------
Jess Ravich

                                  EXHIBIT INDEX

Exhibit
  No.                         Description
-------                       -----------

3.1(1) First Amended and Restated Articles of Incorporation of Windsor Woodmont Black Hawk Resort Corp.

3.2(1) First Amended and Restated Bylaws of Windsor Woodmont Black Hawk Resort Corp.

4.1(1) Indenture, dated as of March 14, 2000, by and between Windsor Woodmont Black Hawk Resort Corp. and SunTrust Bank, as trustee

4.2(2)         Revised Form of 13% First Mortgage Notes, Series B

4.3(1) Form of Series A Warrant certificates dated March 14, 2000 issued to unit purchasers for the purchase of up to 342,744 shares of common stock, issued to Hyatt Gaming Management, Inc. for the purchase of up 33,887 shares of common stock and issued to U.S. Bancorp Libra, as placement agent, for the purchase of up to 80,031 shares of common stock

4.4(1) Form of Series B Warrant certificates dated March 14, 2000 to purchase up to 257,058 shares of common stock issued to the purchasers of the Series B Preferred Stock

4.5(1) First Warrant Agreement dated as of March 14, 2000, by and Windsor Woodmont Black Hawk Resort Corp. and SunTrust Bank, as warrant agent, relating to the issuance to the unit purchasers of warrants for the purchase of 342,744 shares of common stock, the issuance to Hyatt Gaming Management, Inc. of warrants to purchase 33,887 shares of common stock and the issuance to U.S. Bancorp Libra, as placement agent, of warrants to purchase 80,031 shares of common stock

4.6(1) Second Warrant Agreement, dated as of March 14, 2000, by and between Windsor Woodmont Black Hawk Resort Corp. and SunTrust Bank, as warrant agent, relating to the issuance to the purchasers of the Series B Preferred Stock of warrants for the purchase of 257,058 shares of common stock

4.7(1) A/B Exchange Registration Rights Agreement, dated as of March 14, 2000, among Windsor Woodmont Black Hawk Resort Corp. and the unit purchasers

4.8(1) Warrant Registration Rights Agreement, dated as of March 14, 2000, by and among Windsor Woodmont Black Hawk Resort Corp., each of the purchasers of the units, Hyatt Gaming Management, Inc., each of the purchasers of the Series B Preferred Stock and U.S. Bancorp Libra

4.9(1) Windsor Woodmont Black Hawk Resort Corp agrees to furnish to the Securities and Exchange Commission, upon its request, the instruments defining the rights of holders of long term debt where the total amount of securities authorized thereunder does not exceed 10% of the company's total assets

5.1(1) Opinion of Schlueter & Associates, P.C. as to the legality of the securities being registered

10.1(1) Management Agreement dated as of February 2, 2000, by and between Windsor Woodmont Black Hawk Resort Corp. and Hyatt Gaming Management, Inc. and First Amendment to Management Agreement

10.2(1) Subordination, Non-Disturbance and Attornment Agreement dated as of March 14, 2000, by and among Windsor Woodmont Black Hawk Resort Corp., Hyatt Gaming Management, Inc. and SunTrust Bank, a trustee

10.3(1) Architect's Agreement dated as of January 31, 2000 by and between Windsor Woodmont, LLC and Paul Steelman, Ltd.

10.4(1) Construction Management Agreement dated February 1, 2000 by and between Windsor Woodmont, LLC and Building Sciences, Inc.

10.5(2) Construction Agreement dated as of January 11, 2000 by and between Windsor Woodmont, LLC and PCL Construction Services, Inc.

10.6(2) Excavation Agreement dated as of December 31, 1999, by and between Windsor Woodmont, LLC and D.H. Blattner & Sons, as amended

10.7(1) Subdivision Agreement dated December 29, 1997 by and between Windsor Woodmont, LLC and the City of Black Hawk, including the First Addendum, dated March 25, 1998, Second Addendum, dated May 27, 1998, and Third Addendum, dated March 29, 2000, thereto

10.8(1) Deed of Trust to Public Trustee, Security Agreement, Fixture Filing and Assignment of Rents, Leases and Leasehold Interest, dated as of March 14, 2000, by Windsor Woodmont Black Hawk Resort Corp.

10.9(1) Security Agreement, dated as of March 14, 2000, by and between Windsor Woodmont Black Hawk Resort Corp. and SunTrust Bank, as trustee

10.10(1) Pledge and Assignment Agreement, dated as of March 14, 2000, by and among Windsor Woodmont Black Hawk Resort Corp. in favor of SunTrust Bank, as trustee

10.11(1) Collateral Assignment, dated as of March 14, 2000, by and between Windsor Woodmont Black Hawk Resort Corp. in favor of SunTrust Bank, as trustee

10.12(1) Loan Agreement, dated as of March 14, 2000, by and between Windsor Woodmont Black Hawk Resort Corp. and Hyatt Gaming Management, Inc.

10.13(1) Hyatt Gaming Deed of Trust to Public Trustee, Security Agreement, Fixture Filing and Assignment of Rents, Leases and Leasehold Interests,, dated as of March 14, 2000, by Windsor Woodmont Black Hawk Resort Corp. to the Public trustee of the County of Gilpin, Colorado, for the benefit of Hyatt Gaming Management, Inc.

10.14(1) Hyatt Gaming Security Agreement, dated as of March 14, 2000, by and between Windsor Woodmont Black Hawk Resort Corp. and Hyatt Gaming Management, Inc.

10.15(1) Hyatt Gaming Pledge and Assignment Agreement, dated as of March 14, 2000, by and among Windsor Woodmont Black Hawk Resort Corp. in favor of Hyatt Gaming Management, Inc.

10.16(1) Hyatt Gaming Collateral Assignment, dated as of March 14, 2000, by and between Windsor Woodmont Black Hawk Resort Corp. in favor of Hyatt Gaming Management, Inc.

10.17(1) General Assignment made as of March 14, 2000 by Windsor Woodmont, LLC in favor of Windsor Woodmont Black Hawk Resort Corp.

10.18(1) Intercreditor Subordination and Collateral Agreement, dated as of March 14, 2000, by and among SunTrust Bank, as trustee, Hyatt Gaming Management, Inc. and Windsor Woodmont Black Hawk Resort Corp.

10.19(1) Cash Collateral and Disbursement Agreement dated as of March 14, 2000 by and among SunTrust Bank, as trustee, Windsor Woodmont Black Hawk Resort Corp., Hyatt Gaming Management, Inc., Norwest Bank Minnesota, N.A., as disbursement agent, First American Heritage Title Company, as construction escrow agent, and RE TECH+, Inc., as independent construction consultant

10.20(1) Account Agreement, dated as of March 14, 2000, by and among Windsor Woodmont Black Hawk Resort Corp., SunTrust Bank, as trustee, and Norwest Bank Minnesota, N.A., as securities intermediary

10.21(1) Interim Interest Reserve Account Agreement, dated as of March 14, 2000, by and among Windsor Woodmont Black Hawk Resort Corp., SunTrust Bank, as trustee, and Norwest Bank Minnesota, N.A., as securities intermediary

10.22(1) Interest Reserve Account Agreement, dated as of March 14, 2000, by and between Windsor Woodmont Black Hawk Resort Corp. and SunTrust Bank, as trustee and securities intermediary

10.23(1) Hyatt Gaming Account Agreement, dated as of March 14, 2000, by and among Windsor Woodmont Black Hawk Resort Corp., Hyatt Gaming Management, Inc. and Norwest Bank Minnesota, N.A., as securities intermediary

10.24(1)       Shareholders Agreement, dated as of March 14, 2000

10.25(1) Office Lease between Dallas Office Portfolio, L.P., as landlord, and Windsor Woodmont Black Hawk Resort Corp., as tenant

10.26(1) Site Improvement Agreement, dated March 29, 2000, by and between the City of Black Hawk, Colorado, and Windsor Woodmont Black Hawk Resort Corp.

10.27(1) Escrow Agreement, dated March 29, 2000, by and between the City of Black Hawk, Colorado, Windsor Woodmont Black Hawk Resort Corp. and Norwest Bank Minnesota, N.A.

10.28(1) Settlement Agreement, dated January 31, 2000, by and between Windsor Woodmont, LLC and D.H. Blattner & Sons, Inc.

10.29(1) Escrow Agreement, dated March 28, 2000, by and among D.H. Blattner & Sons, Inc. Windsor Woodmont Black Hawk Resort Corp. and Norwest Bank Minnesota, N.A.

10.30(1)       Incentive Stock Option Plan

12.1(1) Statement re Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends

16.1(1) Letter from PricewaterhouseCoopers re: change in certifying accountant

23.1(1)        Consent of Arthur Andersen LLP

23.2(1)        Consent of Schlueter & Associates, P.C. (contained in Exhibit
               5.1)

25.1(2) Form T-1 Statement of Eligibility under the Trust Indenture Act 1939 of SunTrust Bank

27.1(1)        Financial Data Schedule

99.1(1)        Form of Letter of Transmittal

99.2(1)        Form of Notice of Guaranteed Delivery

99.3(2)        Offer for Outstanding Notes

99.4(2)        Notice to Holders

99.5(2)        Guidelines for Certification of Taxpayer Identification Number

----------------

(1) Previously filed.
(2) Filed herewith.



                                      II-7